UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 12, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

This Current Report on Form 8-K is being filed by Jazz Pharmaceuticals (the “Company”) to provide the following update on its business. The Company estimates that Xyrem® (sodium oxybate) sales for the fourth quarter of 2008 were in excess of $15.5 million. This reflects a continuing increase in product sales and, to a small extent, a 29% price increase effective December 15, 2008. The Company estimates that ex-factory sales of Luvox CR® (fluvoxamine maleate) for the fourth quarter of 2008 were in excess of $3.0 million. Cash and cash equivalents at December 31, 2008 were approximately $27.0 million. The Company and Solvay Pharmaceuticals, Inc. are discussing a possible restructuring of the payments due to Solvay with respect to Luvox CR, and in connection with those discussions, the parties agreed to delay the payment that would otherwise have been due on December 15, 2008 until January 15, 2009; and there is a 15 day cure period for making that payment. As a result of the continuing increase in product sales, cost cutting measures that the Company implemented in 2008, and the previously disclosed reductions in force in June, November and December 2008, the Company’s cash burn for 2009, beginning with the first quarter, is expected to be significantly lower than its 2008 cash burn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President, General Counsel and Corporate Secretary

Date: January 12, 2009